Exhibit 99.1

PGT Innovations Appoints Sherri Baker as Chief Financial Officer; Brad West to Assume New Role as Senior Vice President of Corporate Development and Treasurer

NORTH VENICE—March 26, 2019 — PGT Innovations, Inc. (NYSE: PGTI) today announced the appointment of Sherri Baker as Senior Vice President and Chief Financial Officer, effective April 8, 2019. In this role, Ms. Baker will lead the Company’s finance strategy, budgeting and planning, accounting, financial reporting and investor relations functions. Ms. Baker succeeds Brad West, who is assuming the newly created position of Senior Vice President of Corporate Development and Treasurer.

“Sherri is a collaborative leader with a strong record of success, and we are pleased to welcome her to PGT Innovations,” said Jeff Jackson, Chief Executive Officer and President. “Sherri brings nearly two decades of finance and accounting leadership experience, as well as a strong understanding of investor relations and manufacturing operations, including the procurement and logistics functions.”

“I am honored and excited to join the PGT Innovations family, including its experienced and talented executive management team,” said Ms. Baker. “I look forward to helping the Company achieve its strategic objectives of driving profitable growth through a diversified family of premium brands, investments in talent and innovation, and continued focus on operational efficiencies, and creating shareholder and customer value.”

Jackson continued, “I would like to thank Brad for his dedication and leadership during his tenure as our Chief Financial Officer, and I welcome him into this new leadership role where he will focus on strategy and corporate development, including assisting the management team in identifying and evaluating potential mergers and acquisitions transactions, as well as managing the treasury function,” said Jackson.

Prior to joining PGT Innovations, Baker served as Vice President, Commercial Finance for Dean Foods Company, the largest dairy company in the United States, with 2018 revenue of more than $7.7 billion. Earlier, Baker served as Vice President of Investor Relations, Strategy and Corporate Finance, as well as Vice President of Finance, Logistics for Dean Foods. Prior to Dean Foods, Baker spent 13 years at Frito-Lay, a subsidiary of PepsiCo, in a succession of finance and accounting roles.

Baker holds a Bachelor of Science and Master of Science in accounting from the University of North Texas.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows and doors. Its highly-engineered and technically-advanced products can withstand some of the toughest weather conditions on earth and unify indoor/outdoor living spaces. PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves and a drive to develop category-defining products. PGT

Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary markets, and is part of the S&P SmallCap 400 Index. The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows & Doors, WinDoor®, Western Window Systems®, CGI Commercial® and Eze-Breeze®. The Company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. The Company’s high-quality products are available in custom and standard sizes with multiple dimensions that allow for greater design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.